EXHIBIT 5.1
Bass, Berry & Sims plc
Attorneys at law
A PROFESSIONAL LIMITED LIABILITY COMPANY
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200
December 3, 2007
Pinnacle Financial Partners, Inc.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
     Re.: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) relating to each of the Bank of the South 2001 Stock Option Plan, PrimeTrust Bank 2001 Statutory-Non-Statutory Stock Option Plan, PrimeTrust Bank 2005 Statutory-Non-Statutory Stock Option Plan, and Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, (collectively, the “Plans”) filed by you with the Securities and Exchange Commission covering an aggregate of 576,270 shares (the “Shares”) of common stock, $1.00 par value, issuable pursuant to the Plans.
     In so acting we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be validly issued, fully paid, and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Bass, Berry & Sims PLC
www.bassberry.com